Exhibit 5.1

September 13, 2021

TD Holdings, Inc.

25th Floor, Block C, Tairan Building

No. 31 Tairan 8th Road, Futian District

Shenzhen, Guangdong, PRC 518000

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with the registration statement of TD Holdings, Inc. (the “Company”) on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. The Company is filing the Registration Statement in connection with the offering from time to time, pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended, by White Lion Capital, LLC (“White Lion”) of up to 14,446,532 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), issuable to White Lion pursuant to the terms of a Common Stock Purchase Agreement and a Settlement and Mutual Release Agreement (the “Agreement”). We understand that the Shares are to be offered and sold in the manner set forth in the Registration Statement.

We have acted as counsel for the Company in connection with the preparation of the Registration Statement. For purposes of this opinion letter, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinion expressed below is limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for as described in the Prospectus and pursuant to the terms and conditions under the Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement, and to the use of our name as your counsel under “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder. We assume no obligation to update or supplement the opinion set forth herein to reflect any changes of law or fact that may occur.

Very truly yours,

/s/ Hunter Taubman Fischer & Li LLC
Hunter Taubman Fischer & Li LLC

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